Exhibit 8.1

SUBSIDIARIES OF ANTELOPE ENTERPRISE HOLDINGS LTD.

As of May 10, 2024

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Success Winner Limited	British Virgin Island

Antelope Enterprise (HK) Holdings Limited	Hong Kong

Vast Elite Limited	Hong Kong

Antelope Enterprise Holdings USA	Delaware, USA

AEHL US LLC	California, USA

Chengdu Future Talented Management and Consulting Co, Ltd.	People’s Republic of China

Antelope Holdings (Chengdu) Co., Ltd.	People’s Republic of China

Hainan Antelope Holdings Co., Ltd.	People’s Republic of China

Antelope Future (Yangpu) Investment Co., Ltd.	People’s Republic of China

Antelope Investment (Hainan) Co., Ltd.	People’s Republic of China

Antelope Ruicheng Investment (Hainan) Co., Ltd.	People’s Republic of China

Hainan Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

Hangzhou Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

Anhui Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

Hubei Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

Jiangxi Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

Wenzhou Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

*Other subsidiaries and consolidated entities of Antelope Enterprise Holdings Ltd. have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X as of the end of the fiscal year covered by this report.